Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)

Railway operating revenues:
Coal	$755	$893	$1,521	$1,709
General merchandise	1,556	1,433	3,052	2,752
Intermodal	563	540	1,090	1,025
Total railway operating revenues	2,874	2,866	5,663	5,486

Railway operating expenses:
Compensation and benefits	724	739	1,510	1,504
Purchased services and rents	392	405	783	788
Fuel	390	412	803	801
Depreciation	229	213	453	424
Materials and other (note 1)	205	222	435	494
Total railway operating expenses	1,940	1,991	3,984	4,011

Income from railway operations	934	875	1,679	1,475

Other income - net	31	34	60	61
Interest expense on debt	122	113	242	225

Income before income taxes	843	796	1,497	1,311

Provision for income taxes:
Current	269	108	425	186
Deferred	50	131	138	243
Total income taxes (note 2)	319	239	563	429

Net income	$524	$557	$934	$882

Earnings per share (note 3):
Basic	$1.62	$1.58	$2.86	$2.49
Diluted	1.60	1.56	2.82	2.45

Weighted average shares outstanding (note 4):
Basic	322.7	351.0	325.5	353.1
Diluted	327.5	357.3	330.2	358.9

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	($ in millions)

Net income	$524	$557	$934	$882
Other comprehensive income, before tax:
Pension and other postretirement benefits	32	29	64	57
Other comprehensive loss of equity investees	-	-	(4)	-
Other comprehensive income, before tax	32	29	60	57
Income tax expense related to items of other
comprehensive income	(13)	(13)	(25)	(22)
Other comprehensive income, net of tax	19	16	35	35

Total comprehensive income	$543	$573	$969	$917

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2012	2011
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$356	$276
Short-term investments	15	25
Accounts receivable - net	1,086	1,022
Materials and supplies	242	209
Deferred income taxes	133	143
Other current assets	52	76
Total current assets	1,884	1,751

Investments	2,278	2,234
Properties less accumulated depreciation of $9,738 and
$9,464, respectively	24,968	24,469
Other assets	61	84

Total assets	$29,191	$28,538

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,126	$1,092
Short-term debt	-	100
Income and other taxes	322	207
Other current liabilities	299	252
Current maturities of long-term debt	27	50
Total current liabilities	1,774	1,701

Long-term debt	7,972	7,390
Other liabilities	2,028	2,050
Deferred income taxes	7,639	7,486
Total liabilities	19,413	18,627

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 319,516,715 and 330,386,089 shares,
respectively, net of treasury shares	321	332
Additional paid-in capital	1,904	1,912
Accumulated other comprehensive loss	(991)	(1,026)
Retained income	8,544	8,693
Total stockholders' equity	9,778	9,911

Total liabilities and stockholders' equity	$29,191	$28,538

See accompanying notes.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2012	2011
	($ in millions)
Cash flows from operating activities:
Net income	$934	$882
Reconciliation of net income to net cash provided by operating activities:
Depreciation	456	428
Deferred income taxes	138	243
Gains and losses on properties	(2)	-
Changes in assets and liabilities affecting operations:
Accounts receivable	(64)	(184)
Materials and supplies	(33)	(32)
Other current assets	23	36
Current liabilities other than debt	162	221
Other - net	49	106
Net cash provided by operating activities	1,663	1,700

Cash flows from investing activities:
Property additions	(968)	(888)
Property sales and other transactions	15	20
Investments, including short-term	(12)	(67)
Investment sales and other transactions	33	134
Net cash used in investing activities	(932)	(801)

Cash flows from financing activities:
Dividends	(308)	(283)
Common stock issued - net	47	69
Purchase and retirement of common stock (note 4)	(850)	(792)
Proceeds from borrowings - net	696	396
Debt repayments	(236)	(438)
Net cash used in financing activities	(651)	(1,048)

Net increase (decrease) in cash and cash equivalents	80	(149)

Cash and cash equivalents:
At beginning of year	276	827

At end of period	$356	$678

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$232	$219
Income taxes (net of refunds)	264	45

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.         MATERIALS AND OTHER

             During the first quarter of 2011, NS received an unfavorable ruling for an arbitration claim with an insurance carrier, and was denied recovery of the contested portion ($43 million) of the claim.  As a result, NS recorded a $43 million charge for the receivables associated with the contested portion of the claim and a $15 million charge for other receivables affected by the ruling for which recovery was no longer probable.

2.         INCOME TAXES

     During the second quarter of 2011, the Internal Revenue Service completed its examination of NS' 2008 tax return and review of certain claims for refund for prior years that resulted in a decrease in income tax expense of $40 million.  Also during the second quarter of 2011, three states enacted tax law changes that decreased deferred income tax expense by $19 million.

3.         EARNINGS PER SHARE

     For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the second quarter, $2 million in 2012 and 2011; and for the first six months, $4 million for 2012 and 2011.

     For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the second quarter, less than $1 million in 2012 and 2011; and for the first six months, $2 million for 2012 and 2011.

4.         STOCK REPURCHASE PROGRAM

     NS repurchased and retired 12.3 million shares of Common Stock in the first six months of 2012, at a cost of $850 million, and 11.6 million shares at a cost of $792 million for the same period of 2011.  The timing and volume of purchases is guided by management's assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, NS has repurchased and retired 121.9 million shares at a total cost of $7.1 billion.